Exhibit 99.2

Filed pursuant to Rule 425 under the Securities Act of 1933, as amended,

and deemed filed pursuant to 14-6 under the

Securities Exchange Act of 1934, as amended

Filing Person: W. P. Carey Inc.

Subject Company: Corporate Property Associates 17 - Global Incorporated

Commission File No.: 000-52891

Institutional Investors:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
212-492-8920

ir@wpcarey.com

Press Contact:
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com

W. P. Carey Inc. Announces Proposed Merger with CPA®:17 in a $6 Billion Transformational Transaction

Improves Earnings Quality and Further Simplifies Business

NEW YORK, June 18, 2018 — W. P. Carey Inc. (NYSE: WPC), a net lease real estate investment trust, announced today that its Board of Directors has unanimously approved a definitive merger agreement pursuant to which Corporate Property Associates 17 — Global Incorporated (“CPA:17”), a publicly-held non-traded REIT advised by W. P. Carey, will merge with and into a subsidiary of W. P. Carey in a stock-for-stock transaction valued at approximately $6 billion. The transaction has also been approved by CPA:17’s Board of Directors upon the unanimous recommendation of a Special Committee of CPA:17’s independent directors. The merger is currently expected to close at or around December 31, 2018, subject to the satisfaction of the conditions set forth in the merger agreement, including the approval of stockholders of each of W. P. Carey and CPA:17.

Subject to the terms and conditions of the merger agreement, CPA:17 stockholders will receive a fixed exchange ratio of 0.160 shares of W. P. Carey common stock for each share of CPA:17, equivalent to $10.72 per share based on W. P. Carey’s closing share price of $67.03 as of June 15, 2018.

After the close of the transaction, W. P. Carey is expected to have a pro forma equity market capitalization of approximately $11 billion and an enterprise value of approximately $17 billion, based upon W. P. Carey’s closing share price on June 15, 2018.

Consistent with its long-term strategy, W. P. Carey currently anticipates the primary benefits of the transaction to include the following:

•                  Improves earnings quality, with approximately 96% of total pro forma AFFO derived from recurring long-term Real Estate revenues and approximately 4% derived from finite-life Investment Management revenues;

•                  Accelerates its strategy to further simplify its business;

•                  Adds a high-quality diversified portfolio of net lease assets that is well-aligned with W. P. Carey’s existing portfolio;

•                  Enhances W. P. Carey’s overall portfolio metrics, including extending weighted-average lease term to 10.4 years and increasing tenant and industry diversification;

•                  Significantly increases size, scale and market prominence; and

•                  Enhances W. P. Carey’s overall credit profile and expected to maintain its BBB and Baa2 ratings.

“This transaction simplifies our business and effectively transforms W. P. Carey into a pure-play net lease REIT with earnings derived almost entirely from higher-multiple lease revenues,” said Jason Fox, W. P. Carey’s Chief Executive Officer. “In addition to creating value by reweighting our earnings mix and enhancing our credit profile, it provides a unique and compelling opportunity to acquire a large portfolio of high-quality assets well-aligned with our existing portfolio at a favorable cap rate.”

J.P. Morgan Securities LLC is acting as lead financial advisor, Barclays is acting as co-financial advisor and DLA Piper LLP (US) is acting as legal advisor to W. P. Carey.  Morgan Stanley & Co. LLC is acting as financial advisor to the CPA:17 Special Committee. Clifford Chance US LLP is acting as legal advisor to CPA:17 and Pepper Hamilton LLP is acting as legal advisor to the CPA:17 Special Committee.

A joint proxy statement/prospectus will be filed on Form S-4 with the Securities and Exchange Commission (“SEC”), which will describe the proposed merger. Completion of the transaction is subject to, among other things, effectiveness of the Form S-4, receipt of all third-party consents as well as the approval of the stockholders of both companies and satisfaction of customary closing conditions.  The transaction is currently expected to close at or around December 31, 2018, although there can be no assurance that the transaction will close at such time, if at all.

Conference Call and Audio Webcast Scheduled for 8:30 a.m. Eastern Time

The Company will host a conference call and live audio webcast to discuss this announcement at 8:30 a.m. Eastern Time today, details of which are provided below.

Date/Time: Monday, June 18, 2018 at 8:30 a.m. Eastern Time
Call-in Number: 1-877-465-1289 (US) or +1-201-689-8762 (international)

Please dial in at least 10 minutes prior to the start time.
Live Audio Webcast and Replay: www.wpcarey.com/announcement

W. P. Carey Inc.

Celebrating its 45th anniversary, W. P. Carey ranks among the largest diversified net lease REITs with an enterprise value of over $10 billion and a portfolio of operationally-critical commercial real estate totaling 886 properties covering approximately 85 million square feet. For over four decades, the Company has invested in high-quality single-tenant industrial, warehouse, office and retail properties subject to long-term leases with built-in rent escalators. Its portfolio is located primarily in North America and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.

www.wpcarey.com

Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this press release constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey Inc. (“WPC”) and can be identified by the use of words such as “may,” “will,” “should,” “would,” “will be,” “will continue,” “will likely result,” “believe,” “project,” “expect,” “anticipate,” “intend,” “estimate” and other comparable terms. These forward-looking statements include, but are not limited to, statements regarding: the anticipated benefits of the merger, including the statements made by Mr. Jason Fox; our ability to close the proposed merger; the impact of the proposed merger on our earnings and on our credit profile; the strategic rational and transaction benefits; our ability to refinance mortgage debt with unsecured bonds; capital markets; our ability to sell shares under our “at-the-market” program and the use of proceeds from that program; tenant credit quality; the general economic outlook; our expected range of Adjusted funds from operations, or AFFO, including the impact on AFFO as a result of the proposed merger; our corporate strategy; our capital structure; our portfolio lease terms; our international exposure and acquisition volume; our expectations about tenant bankruptcies and interest coverage; statements regarding estimated or future economic performance and results, including our underlying assumptions, occupancy rate, credit ratings, and possible new acquisitions and dispositions; the outlook for the investment programs that we manage, including their earnings, as well as possible liquidity events for those programs; statements that we make regarding our ability to remain qualified for taxation as a real estate investment trust, or REIT; the impact of recently issued accounting pronouncements, the Tax Cuts and Jobs Act in the United States adopted in 2017, and other regulatory activity, such as the General Data Protection Regulation in the European Union or other data privacy initiatives; the amount and timing of any future quarterly dividends; our existing or future leverage and debt service obligations; our estimated future growth; our projected assets under management; our future capital expenditure levels; our future financing transactions; and our plans to fund our future liquidity needs.

These statements are based on the current expectations of our management. It is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on our business, financial condition, liquidity, results of operations, AFFO, and prospects. You should exercise caution in relying on forward-looking statements as they involve known and unknown risks, uncertainties, and other factors that may materially affect our future results, performance, achievements, or transactions. Information on factors that could impact actual results and cause them to differ from what is anticipated in the forward-looking statements contained herein is included in our filings with the Securities and Exchange Commission, or the SEC from time to time, including, but not limited to those described in Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 23, 2018. Moreover, because we operate in a very competitive and rapidly changing environment, new risks are likely to emerge from time to time. Given these risks and uncertainties, potential investors are cautioned not to place undue reliance on these forward-looking statements as a prediction of future results, which speak only as of the date of this presentation, unless noted otherwise. Except as required by federal securities laws and the rules and regulations of the SEC, we do not undertake to revise or update any forward-looking statements.

Additional Information and Where to Find It

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the federal securities laws. W. P. Carey intends to file a Registration Statement on Form S-4 and mail the Joint Proxy Statement/Prospectus and other relevant documents to its security holders in connection with the proposed Merger.

WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY W. P. CAREY AND CPA:17 IN CONNECTION WITH THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT W. P. CAREY, CPA:17 AND THE PROPOSED MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY.

Investors will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website (http://www.sec.gov). In addition, these materials will also be available free of charge by accessing W. P. Carey’s website (http://www.wpcarey.com) or by accessing CPA:17’s website (http://www.cpa17global.com). Investors may also read and copy any reports, statements and other information filed by W. P. Carey or CPA:17 with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Proxy Solicitation

Information regarding W. P. Carey’s directors and executive officers is available in its proxy statement filed with the SEC by W. P. Carey on April 03, 2018 in connection with its 2018 annual meeting of stockholders, and information regarding CPA:17’s directors and executive officers is available in its proxy statement filed with the SEC by CPA:17 on April 20, 2018 in connection with its 2018 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC when they become available.